EXHIBIT 99.1

 Legend International Raises US$2.0 Million from a Private Placement, Announces a Bonus Issue of Shares of Common Stock and Issues Options
               to Directors, Executives and Consultants


    MELBOURNE, Australia--(BUSINESS WIRE)--Sept. 19, 2006--Legend International Holdings, Inc. (OTC-BB: LGDI.OB) a Delaware Corporation, specializing in diamond exploration, announces the closing of a private placement of 4 million shares of common stock at a placement price of US$0.50 per share raising US$2.0 million. The proceeds of this private placement will be used for working capital purposes.

    Legend International also announces a bonus issue of shares of common stock to all shareholders on the basis of one (1) new share of common stock for every two (2) shares of common stock held at the record date. The record date has been set as November 17, 2006. Participants of the private placement and 2006 Equity Incentive Plan will be entitled to participate in the bonus issue.

    Furthermore, Legend International announces that it intends to seek shareholder approval to the increase in its authorized capital from 100 million shares of common stock to 200 million shares of common stock and that following such approval, it intends to undertake a further bonus issue of shares of common stock to all shareholders on the basis of one (1) new share of common stock for every two (2) shares of common stock.

    Finally, Legend International also announces the issue of 3.3 million options over shares of common stock to Directors, Executives and Consultants under the 2006 Equity Incentive Plan that has been adopted by the Directors of Legend International. The options will vest as follows: 1/3 after 12 months, 1/3 after 24 months and the balance of 1/3 after 36 months. The exercise price of the options is US$2.25 for the President and Chief Executive Officer; and for all other participants, US$1.00 for 50% of the options and US$2.25 for the balance of 50% of the options.

    About Legend International Holdings Inc

    Legend International Holdings Inc is a Delaware corporation that is focussing its activities in the diamond mining and exploration industry. There can be no assurance that Legend will be successful in developing any such projects. For further information please visit our Web site at www.lgdi.net.

    Forward-Looking Statements

    Forward-looking statements in this press release are made pursuant to the "safe harbour" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the risks of exploration and development stage projects, risks associated with environmental and other regulatory matters, mining risks and competition and the volatility of gold prices. Actual results and timetables could vary significantly. Additional information about these and other factors that could affect the Company's business is set forth in the Company's fiscal 2005 Annual Report on Form 10-KSB and other filings with the Securities and Exchange Commission.

    CONTACT: Legend International Holdings Inc.
             Joseph Gutnick, +011 613 8532 2866
             Fax: +011 613 8532 2805
             josephg@axisc.com.au

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